Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
Maiden Insurance Company Ltd.	Bermuda
Maiden Holdings North America, Ltd.	Delaware
Maiden Re Insurance Services, LLC	Delaware
Maiden Reinsurance Company	Missouri
Maiden Specialty Insurance Company	North Carolina
Maiden Global Servicing Company, LLC	Delaware
Maiden Life Försäkrings AB	Sweden
Maiden Global Holdings Ltd.	England
Maiden Germany GmbH	Germany
Opel Händler VersicherungsService GmbH	Germany
OVS Opel VersicherungsService GmbH	Austria
Maiden Australia (Holdings) Pty Ltd	Australia
Maiden Russia LLC	Russia
Maiden Nederland B.V.	Netherlands